EXHIBIT 4.5

[FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES]

REED’S, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 300,000 Shares of Series B Convertible Stock and
Issuable Upon
Exercise of Rights to Subscribe for Such Shares at 10.00 per Share

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Reed’s, Inc., a Delaware corporation (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s Series B Convertible Preferred Stock (“Series B Preferred”) by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [                     ], 2009 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to 300,000 shares of the Company’s Series B Preferred, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                          ], 2009 and ends at 5:00 p.m., New York City time, on [           ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Series B Preferred will not be listed on the NASDAQ Capital Market; however the Company intends to apply to the OTC Bulletin Board for quotation of the Series B Preferred. The Rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of the Company’s common stock, $0.0001 par value (“Common Stock”) owned on the Record Date.

Four (4) Rights entitle the holder (the “Rights Holders”) to purchase one share of Series B Preferred at the subscription price of $10.00 per share (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). If requests for shares of Series B Preferred pursuant to the Basic Subscription Right exceed the shares of Series Preferred available, the shares of Series B Preferred will be allocated pro-rata among Rights Holders on the number of Rights then held. Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Series B Preferred for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Series B Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series B Preferred pursuant to the Over-Subscription Right exceed the remaining shares of Series Preferred available, the remaining shares of Series B Preferred will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional shares of Series B Preferred will be issued in the Rights Offering.

The Rights are evidenced by a subscription rights certificate (a “Subscription Certificate”) registered in your name or the name of your nominee.

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether the Rights exercised pursuant to the Basic Subscription Right on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Series B Preferred being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2009; and

2.	A form of letter which may be sent to beneficial holders of the Company’s Common Stock.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Mackenzie Partners, Inc. toll-free at the following telephone number: (800) 322-2885.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY; THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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